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                                                                     EXHIBIT 2.2

                                                                    May __, 2003

Univest National Bank and
Trust Co.
14 N. Main Street
Souderton, PA 18964

Ladies and Gentlemen:

         Univest National Bank and Trust Co. ("UNB") and Suburban Community Bank ("Suburban") are considering entering into an Agreement and Plan of Merger dated May ___, 2003 (the "Agreement").

         Pursuant to the proposed Agreement, and subject to the terms and conditions set forth therein: (a) UNB will form an interim entity which will merge into Suburban in which Suburban will be the surviving entity; (b) shareholders of Suburban will receive cash from UNB in exchange for their shares of Suburban common stock owned on the closing date of such merger; (c) optionholders of Suburban and warrantholders of Suburban will on the closing date of such merger be paid by UNB in cash the net amount after deduction of the exercise/warrant price and applicable withholding in exchange for their agreement for the cancellation of their options/warrants (each of (a), (b) and (c), collectively, the "Merger") and (d) immediately following the Merger, Suburban, which will become a wholly owned subsidiary of UNB pursuant to the Merger, will be merged into UNB which will be the surviving entity of that merger.

         I understand that UNB is requiring, as a condition to its execution and delivery to Suburban of the Agreement, that I execute and deliver to UNB this Letter Agreement.

         Intending to be legally bound hereby, I irrevocably agree and represent as follows:

         1. I agree to vote or cause to be voted for approval and adoption of the Agreement and the transactions contemplated thereby all shares of Suburban common stock over which I exercise sole or shared voting power.

         2. On or prior to the record date for the meeting of the Suburban shareholders to vote on approval and adoption of the Agreement and the transactions contemplated thereby, I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of Suburban common stock over which I exercise sole or shared voting power.

         3. I have sole or shared voting power over the number of shares of Suburban common stock, and hold stock options and/or warrants for the number of shares of Suburban common stock, if any, set forth below opposite my signature line.

         4. I hereby waive the right to assert dissenters rights under the National Bank Act, as amended, the Pennsylvania Banking Code of 1965, as amended, and the

                                    EXHIBIT A

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Univest National Bank and Trust Co.
Page 2
May __, 2003

Pennsylvania Business Corporation Law of 1988, as amended, and any other applicable law or regulation.

         5. I agree that Suburban shall not be bound by any attempted sale of any shares of Suburban common stock over which I exercise sole or shared voting power, and Suburban's transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement.

         6. I agree, if I am an optionholder and/or a warrantholder, (i) that I will not exercise any of my stock options or warrants from the date of this letter agreement through the Closing under the Agreement and (ii) that I will execute and deliver a cancellation agreement at the Merger closing in which I agree to cancel my options and/or warrants in exchange for the receipt in cash of the per share Merger Consideration less the exercise/warrant price and applicable withholding pursuant to the Agreement.

         7. I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

         8. I may transfer any or all of the shares of Suburban common stock to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such shares or any interest in any of such shares is or may be transferred shall have executed and delivered to UNB a counterpart of this Letter Agreement.

         I am signing this Letter Agreement solely in my capacity as a shareholder of Suburban, and as an optionholder and/or warrantholder if I am an optionholder and/or warrantholder, and not in any other capacity (including as a director or officer). Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a record holder and beneficial owner of Suburban common stock and
(b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, serving on Suburban's Board of Directors or as an officer of Suburban, acting in my capacity as a director, officer or fiduciary of Suburban.

         This Letter Agreement shall be effective upon acceptance by UNB.

         This Letter Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the consummation of the Merger and (b) any termination of the Agreement in accordance with its terms,

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Univest National Bank and Trust Co.
Page 3
May __, 2003

except that any such termination shall be without prejudice to UNB's rights arising out of any willful breach by me of any covenant or representation contained herein.

                                                      Very truly yours,

                                                      _______________________
                                                               [Name]
Number of Shares,
and Shares Subject
to Stock Options/warrants,
Held:
Shares:  ________________________
Options:  _______________________
Warrants:  ______________________

Acknowledged and Agreed:

Univest National Bank and Trust Co.

By: ______________________________
         [Name and title]